UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2009

NOVATEL WIRELESS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31659	86-0824673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9645 Scranton Road

San Diego, CA 92121

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (858) 812-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 21, 2009, the Board of Directors of Novatel Wireless, Inc. (the “Company”) approved a new form of indemnification agreement and authorized the Company to enter into this agreement with each of its current directors and executive officers. The directors and executive officers who have entered or will enter into a new indemnification agreement with the Company are set forth in the table below.

Name	Title
Peter V. Leparulo	Chairman and Chief Executive Officer
Russell C. Gerns	Director
James Ledwith	Director
Greg Lorenzetti	Director
Horst J. Pudwill	Director
John R. Ross	Director
John D. Wakelin	Director
David A. Werner	Director
Robert M. Hadley	Chief Marketing Officer
Kenneth G. Leddon	Senior Vice President and Chief Financial Officer
Catherine F. Ratcliffe	Senior Vice President, Business Affairs, General Counsel and Secretary
Christopher J. Ross	Senior Vice President, Operations
Slim S. Souissi	Senior Vice President and Chief Technology Officer

Each indemnification agreement provides, among other things, that the Company will indemnify and defend, to the fullest extent permitted under Delaware law, the covered director or officer against any and all expenses (including attorneys’ fees), damages, losses, judgments, fines, penalties, awards and settlement amounts paid or payable in connection with any claim, demand, action, suit or proceeding that arises out of the director or officer’s service to the Company. Each indemnification agreement also requires the Company, upon request of the covered director or executive officer, to advance the expenses related to such an action provided that the director or executive officer undertakes to repay any amounts to which he or she is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered director or executive officer may be entitled, including any rights arising under the charter or bylaws of the Company or applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVATEL WIRELESS, INC.

By:	/s/ CATHERINE F. RATCLIFFE
Catherine F. Ratcliffe
Senior Vice President, Business Affairs, General Counsel and Secretary

Date: October 27, 2009